UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 30, 2014

NAVIDEA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5600 Blazer Parkway, Suite 200, Dublin, Ohio		43017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Navidea Biopharmaceuticals, Inc. (the “Company”) has appointed Michael M. Goldberg, M.D., as interim chief executive officer, effective May 30, 2014. Mark J. Pykett’s employment as chief executive officer has terminated as of the same date. The Company previously disclosed its plan to appoint Dr. Goldberg under item 5.02 of the Company’s current report on Form 8-K filed May 19, 2014, which description is incorporated herein by reference. Dr. Goldberg currently serves as a member of the board of directors of the Company and will not receive any additional compensation for his service as interim chief executive officer.

Effective May 30, 2014, the Company and Dr. Pykett have entered into a Separation Agreement and Release, which provides that the termination of Dr. Pykett’s employment is without cause pursuant to his employment agreement, dated April 15, 2014, but that no payments or other benefits will be made under his employment agreement. Instead, Dr. Pykett is entitled to receive the payments and benefits described in the Separation Agreement and Release. Dr. Pykett’s employment agreement was previously filed as Exhibit 10.2 to the Company’s current report on Form 8-K filed April 24, 2014.

Under the Separation Agreement and Release, Dr. Pykett is entitled to receive his current base salary though the termination date of his employment. Following the termination date, Dr. Pykett is entitled to receive a $750,000 severance payment, payable in two equal installments on June 9, 2014, and January 2, 2015, respectively; a single payment for accrued vacation and personal days; and reimbursement for certain other expenses and fees.

Dr. Pykett’s options to purchase common shares of the Company will continue to be subject to the terms of any grant agreement or equity compensation plan under which such options were awarded for so long as Dr. Pykett serves as a consultant pursuant to the Consulting Agreement described below. Certain awards of shares of unvested restricted stock granted pursuant to an award agreement dated November 15, 2010, have terminated. Shares of unvested restricted stock granted pursuant to an award agreement dated February 17, 2012, as amended March 17, 2014, will continue to be subject to the terms of such award agreement for so long as Dr. Pykett serves as a consultant pursuant to the Consulting Agreement described below, except that the vesting schedule of certain such awards has been amended to provide for vesting on December 1, 2014.

Dr. Pykett is eligible to participate in the Company’s group health plan and certain other employee benefits plans. The Separation Agreement and Release contains customary language regarding the release of substantially all claims that may exist as between the Company and Dr. Pykett.

Dr. Pykett continues to be bound by the provisions of his employment agreement that prohibit competition with the Company, except that the definition of businesses that would be considered competitive has been amended to reference the development of radiopharmaceuticals for the diagnosis and treatment of specific diseases, among other changes.

Effective June 1, 2014, the Company and Dr. Pykett have entered into a Consulting Agreement pursuant to which Dr. Pykett will serve as an independent consultant to the Company until December 31, 2014, with respect to clinical-regulatory activities, commercial activities, program management, and business development, among other services. Dr. Pykett is entitled to a consulting fee of $27,500 per month plus reimbursement of reasonable expenses. The Consulting Agreement also provides for a grant of 40,000 shares of restricted stock under the Company’s Fourth Amended and Restated 2002 Stock Incentive Plan, a portion of which vests on December 31, 2014, and a portion of which vest in varying amounts on December 1, 2014, depending in part on the achievement of Company performance goals described in the Consulting Agreement.

During the term of the Consulting Agreement and for one year thereafter, Dr. Pykett is prohibited from competing with the Company, including the solicitation of customers or employees of the Company. Dr. Pykett may terminate the Consulting Agreement at any time upon 30 days’ prior written notice.

The foregoing description of the Separation Agreement and Release and the Consulting Agreement between the Company and Dr. Pykett is qualified in its entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and each of which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1*	Separation Agreement and Release, effective May 30, 2014, between the Company and Mark J. Pykett.
10.2*	Consulting Agreement, effective June 1, 2014, between the Company and Mark J. Pykett.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: June 2, 2014	By:	/s/ Brent L. Larson
Brent L. Larson, Executive Vice President and Chief Financial Officer